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                                                                   EXHIBIT 10-13







                                                          July 8, 1996



Mr. William D. Warren
Chairman, CEO & President
National Reinsurance Corporation
777 Long Ridge Road
P.O. Box 10167
Stamford, CT  06904

Dear Bill:

This is a follow up to the brief conversation we had at the last Navigators' Board Meeting.

Our Group has some major decisions to make during the next twelve months and I will need all the help and advice I can get. I value your input tremendously, and I would appreciate being able to counsel with you from time to time during this period to help ensure we make the right calls.

I would feel much more comfortable if, in addition to the regular Directors fees etc., I could pay you a further modest retainer of say $25,000 per annum, payable bi-annually, this way I will not be as reluctant to come to you for advice on topics where I know you can help me.

If this arrangement is agreeable to you I suggest we make it effective July 1.

Many thanks.

                                                          Sincerely,




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